Filed Pursuant to Rule 433
Dated February 11, 2010
Supplementing the Preliminary Prospectus
Supplement dated February 10, 2010
(To Prospectus dated February 10, 2010)
Registration Statement No. 333-164823
LIFE TECHNOLOGIES CORPORATION
Final Term Sheet
February 11, 2010

	3.375% Senior	4.400% Senior	6.000% Senior
	Notes due 2013	Notes due 2015	Notes due 2020

Size:	$250,000,000	$500,000,000	$750,000,000

Maturity:	March 1, 2013	March 1, 2015	March 1, 2020

Coupon (Interest Rate):	3.375%	4.400%	6.000%

Yield to Maturity:	3.391%	4.474%	6.027%

Spread to Benchmark Treasury:	T+ 200 basis points	T+ 210 basis points	T+ 232 basis points

Benchmark Treasury:	UST 1.375% due 2/15/13	UST 2.250% due 1/31/15	UST 3.375% due 11/15/19

Benchmark Treasury Price and Yield:	Price: 99-30+ Yield: 1.391%	Price: 99-13+ Yield: 2.374%	Price: 97-09+ Yield: 3.707%

Interest Payment Dates:	March 1 and September 1 of each year, commencing September 1, 2010	March 1 and September 1 of each year, commencing September 1, 2010	March 1 and September 1 of each year, commencing September 1, 2010

Redemption Provision:	In whole or in part, at the greater of (1) 100% of the principal amount or (2) discounted present value at the Treasury Rate plus	In whole or in part, at the greater of (1) 100% of the principal amount or (2) discounted present value at the Treasury Rate plus	In whole or in part, at the greater of (1) 100% of the principal amount or (2) discounted present value at the Treasury Rate plus

	3.375% Senior	4.400% Senior	6.000% Senior
	Notes due 2013	Notes due 2015	Notes due 2020

	30 basis points plus accrued and unpaid interest to the redemption date.	30 basis points plus accrued and unpaid interest to the redemption date.	35 basis points plus accrued and unpaid interest to the redemption date.

Price to Public:	99.953%	99.668%	99.796%

Settlement Date:	February 19, 2010	February 19, 2010	February 19, 2010

CUSIP/ISIN Number:	53217V AA7 / US53217VAA70	53217V AB5 / US53217VAB53	53217V AC3 / US53217VAC37

Joint Book-Running Managers:	Banc of America Securities LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc.	Banc of America Securities LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc.	Banc of America Securities LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Co-Managers:	DnB NOR Markets, Inc. Scotia Capital (USA) Inc. BNP Paribas Securities Corp. Mizuho Securities USA Inc. Morgan Stanley & Co Inc. RBS Securities Inc.	DnB NOR Markets, Inc. Scotia Capital (USA) Inc. BNP Paribas Securities Corp. Mizuho Securities USA Inc. Morgan Stanley & Co Inc. RBS Securities Inc.	DnB NOR Markets, Inc. Scotia Capital (USA) Inc. BNP Paribas Securities Corp. Mizuho Securities USA Inc. Morgan Stanley & Co Inc. RBS Securities Inc.

Ratings:* (Moodys/S&P/Fitch)	Ba1/BBB-/BBB-	Ba1/BBB-/BBB-	Ba1/BBB-/BBB-
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Goldman, Sachs & Co. or J.P. Morgan Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com; Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities Inc. collect at (212) 834-4533.